EXHIBIT 99.1

Hub Group, Inc. Reports Third Quarter 2019 Results

Highlights of the quarter

  Earnings per share of $0.78 includes a reduction of $0.19 per share for legal settlements and consulting costs.  Non-GAAP adjusted earnings per share is $0.97 excluding these costs.
  Operating margin is 4.1% and includes $8.5 million of legal settlements and consulting costs. Non-GAAP adjusted operating margin excluding these costs is 5.0%.
  Net income was $26.1 million.  EBITDA increased 21% to $66.9 million

OAK BROOK, Ill., Oct. 30, 2019 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced third quarter 2019 net income of $26.1 million, or diluted earnings per share of $0.78. Results were negatively impacted by $8.5 million of pretax costs, or $0.19 per share, which are comprised of $4.8 million for settlement of claims first made in 2013 for alleged misclassification of drivers (in general and administrative expenses), $3.0 million for settlement of a 2016 auto liability claim (in transportation costs) and $0.7 million for consulting costs (in general and administrative expense).  Excluding these costs, adjusted earnings per share is $0.97.  Income from continuing operations for the third quarter 2018 was $25.8 million, or $0.77 per diluted share.

Update on Profit Improvement Initiatives

“We have been focused on executing our strategy, key tenets of which include delivering a best-in-class experience for both our customers and employees, diversifying our service offerings and investing in technology while increasing profitability and our return on invested capital. We’ve improved profitability through operational enhancements, revenue management, and procurement savings in transportation and general and administrative costs. These initiatives have driven our adjusted operating margin to our goal of 5.0% in the third quarter, and more importantly, position Hub for success,” said Dave Yeager, Hub’s Chairman and Chief Executive Officer.

Based on actions taken through the third quarter, the profit improvement initiatives identified above are projected to provide over $60 million of run-rate savings.  These actions include a 9% reduction in non-driver headcount since year-end 2018, reductions in purchased transportation costs, savings related to improved driver and tractor utilization in our drayage operation, investments in efficiency enhancing technologies and profitability improvements at Dedicated.  We expect an additional $40 million of annualized savings based on actions we anticipate taking over the next year.

We continue to invest in technology and anticipate that by mid-2021 we will have fully implemented our Elevate technology program across all business lines.  This program is expected to result in additional operating savings and profitability of over $20 million in 2022, while also fueling our growth as customers will benefit from our enhanced capabilities and freight visibility.

Results of Continuing Operations

Revenue for the current quarter decreased by 2% to $913 million compared with $933 million for the third quarter 2018 as a result of a soft freight market, partially offset by our success in providing multimodal solutions to our customers.  Operating income for the current quarter includes $8.5 million of legal settlements and consulting costs.  Operating income for the current quarter increased 7% to $37.2 million versus $34.7 million for the third quarter 2018, primarily as a result of improved yield management, our diversified model and our intense focus on profit improvement initiatives while maintaining the highest levels of service.  Adjusted operating income excluding the $8.5 million of costs was $45.7 million and increased 32%.

Third quarter intermodal revenue decreased 7% to $539 million due primarily to a 9% decline in volume. Volume was down compared to the prior year due to a soft demand environment, increased truckload and intermodal competition, and a 1% volume decrease from lane cancellations.  Intermodal gross margin decreased compared to the third quarter of 2018 primarily due to the decline in volumes, the $3.0 million 2016 auto liability settlement, and rail cost increases, partially offset by the benefits from revenue management, operational improvements, network balance, and better purchasing.

Truck brokerage revenue decreased 10% to $110 million in the third quarter of 2019 compared to the same quarter of last year.  Truck brokerage handled 14% more loads while fuel, price and mix combined were down 24% due primarily to the addition of the CaseStack LTL brokerage business.  Contractual truckload volume represented 91% of total truckload volume compared to 78% in the third quarter of 2018.  Truck brokerage gross margin increased due to a higher load count, further benefits from our new operating model and yield management strategy, as well as our new technology platform.

Third quarter logistics revenue grew 27% to $189 million.  Revenue and gross margin expanded due to the addition of CaseStack, benefits from continuous improvements, revenue management, new service lines and cross selling to our customers.

Dedicated revenue decreased 5% to $75 million compared to the same quarter in the prior year due to the impact of lost business, partially offset by growth with new accounts.  Dedicated gross margin improved compared to the third quarter of 2018 due to revenue management initiatives and improved operational discipline.  We ended the quarter with approximately 1,300 tractors and 5,200 trailers for Dedicated.

Costs and expenses increased to $98 million in the third quarter of 2019 compared to $80 million in the third quarter of 2018 due primarily to costs and expenses of $12.9 million related to CaseStack (which includes $2.3 million of non-cash amortization expense), $4.8 million related to settlement of claims first made in 2013 for alleged misclassification of drivers, $1.5 million of higher technology expenses, $1.6 million lower gain on sale of equipment, the $1.1 million contingent consideration adjustment for Dedicated in 2018 and $0.7 million for a consulting project, partially offset by a decrease of $5.1 million in compensation expense. Costs and expenses include a total of $3.4 million of non-cash amortization expense related to CaseStack and Hub Group Dedicated and $0.6 million of compensation expense associated with restricted stock issued to CaseStack management in connection with the acquisition.

Results of Discontinued Operations

Income from discontinued operations related to the sale of our Mode segment for the third quarter of 2018 was $88.8 million, or $2.64 per diluted share.

Cash Flow and Capitalization

Our capital expenditures for the third quarter 2019 totaled $27 million, primarily for tractors and technology investments.  At September 30, 2019, we had cash and cash equivalents of $89.6 million.

2019 Outlook

We expect that our fourth quarter 2019 diluted earnings per share will range from $0.81 to $0.85, resulting in an expected 2019 adjusted earnings per share range from $3.36 to $3.40. We estimate flat revenue growth for the full year. We expect gross margin as a percentage of sales to range from 13.9% to 14.2% in the fourth quarter. We estimate our costs and expenses will range from $89 million to $91 million in the fourth quarter.  We expect annual amortization expense associated with the CaseStack and Hub Group Dedicated acquisitions will be approximately $13.6 million and compensation expense related to restricted stock issued to CaseStack management in connection with the acquisition will be approximately $2.5 million in 2019. We project our effective tax rate for 2019 will range from 25% to 26%.  We forecast we will spend between $90 million and $95 million on capital expenditures in 2019.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of the non-GAAP financial measure contained in this press release to the most directly comparable measure under GAAP, which is set forth in the attached tables. Management believes that EBITDA provides relevant and useful information, which is widely used by analysts, investors and competitors in our industry as well as by our management.  We adjusted GAAP earnings per share and operating margin to exclude the effect of unusually high costs for legal settlements and a consulting project that is non-recurring. We excluded the items we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability measures for the periods presented.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on October 30, 2019 to discuss its third quarter 2019 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Phil Yeager, President and Chief Operating Officer and Terri Pizzuto, Executive Vice President and Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?]=1&a=UjvLetfIjInEoB. Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs and prices, the integration of any acquisitions and expenses relating thereto, the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines, driver shortages, the amount and timing of strategic investments or divestitures by Hub, the failure to implement and integrate critical information technology systems, cyber security incidents, retail customers encountering adverse economic conditions and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2018.  Hub Group assumes no liability to update any such forward-looking statements.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2019		2018
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$913,275	100.0%	$933,224	100.0%

Transportation costs	778,057	85.2%	818,240	87.7%
Gross margin	135,218	14.8%	114,984	12.3%

Costs and expenses:
Salaries and benefits	59,765	6.5%	57,123	6.1%
General and administrative	30,906	3.4%	19,327	2.1%
Depreciation and amortization	7,301	0.8%	3,800	0.4%
Total costs and expenses	97,972	10.7%	80,250	8.6%

Operating income	37,246	4.1%	34,734	3.7%

Other income (expense):
Interest expense	(2,780)	-0.3%	(2,411)	-0.2%
Interest and dividend income	613	0.1%	340	0.0%
Other, net	56	0.0%	251	0.0%
Total other expense	(2,111)	-0.2%	(1,820)	-0.2%

Income from continuing operations before income taxes	35,135	3.9%	32,914	3.5%

Provision for income taxes	9,030	1.0%	7,150	0.7%

Income from continuing operations	26,105	2.9%	25,764	2.8%

Income from discontinued operations, net of income taxes	-		88,846

Net income	$26,105		$114,610

Earnings per share from continuing operations
Basic	$0.79		$0.77
Diluted	$0.78		$0.77

Earnings per share from discontinued operations
Basic	$-		$2.66
Diluted	$-		$2.64

Earnings per share net income
Basic	$0.79		$3.43
Diluted	$0.78		$3.41

Basic weighted average number of shares outstanding	33,034		33,399
Diluted weighted average number of shares outstanding	33,265		33,605

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2019		2018
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$2,767,436	100.0%	$2,665,300	100.0%

Transportation costs	2,372,226	85.7%	2,358,286	88.5%
Gross margin	395,210	14.3%	307,014	11.5%

Costs and expenses:
Salaries and benefits	182,652	6.6%	163,496	6.1%
General and administrative	77,852	2.8%	55,557	2.1%
Depreciation and amortization	21,150	0.8%	11,286	0.4%
Total costs and expenses	281,654	10.2%	230,339	8.6%

Operating income	113,556	4.1%	76,675	2.9%

Other income (expense):
Interest expense	(8,526)	-0.3%	(6,702)	-0.3%
Interest and dividend income	1,581	0.1%	365	0.0%
Other, net	(14)	0.0%	20	0.0%
Total other expense	(6,959)	-0.2%	(6,317)	-0.3%

Income from continuing operations before income taxes	106,597	3.9%	70,358	2.6%

Provision for income taxes	27,381	1.0%	16,371	0.6%

Income from continuing operations	79,216	2.9%	53,987	2.0%

Income from discontinued operations, net of income taxes	-		98,842

Net income	$79,216		$152,829

Earnings per share from continuing operations
Basic	$2.37		$1.62
Diluted	$2.36		$1.61

Earnings per share from discontinued operations
Basic	$-		$2.96
Diluted	$-		$2.95

Earnings per share net income
Basic	$2.37		$4.58
Diluted	$2.36		$4.56

Basic weighted average number of shares outstanding	33,385		33,387
Diluted weighted average number of shares outstanding	33,522		33,548

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$89,628	$61,435
Accounts receivable trade, net	434,552	477,088
Other receivables	3,945	22,021
Prepaid taxes	5,238	616
Prepaid expenses and other current assets	26,234	27,533
TOTAL CURRENT ASSETS	559,597	588,693

Restricted investments	21,428	19,236
Property and equipment, net	657,826	681,859
Right-of-use assets - operating leases	37,509	-
Right-of-use assets - financing leases	6,432	-
Other intangibles, net	124,422	134,788
Goodwill, net	484,514	483,584
Other assets	18,955	16,738
TOTAL ASSETS	$1,910,683	$1,924,898

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$180,490	$272,859
Accounts payable other	13,487	10,906
Accrued payroll	46,915	55,535
Accrued other	96,575	82,900
Lease liability - operating leases	8,665	-
Lease liability - financing leases	3,021	2,845
Current portion of long term debt	95,772	101,713
TOTAL CURRENT LIABILITIES	444,925	526,758

Long term debt	192,422	229,071
Non-current liabilities	35,011	29,619
Lease liability - operating leases	30,444	-
Lease liability - financing leases	2,600	4,739
Deferred taxes	160,725	153,877

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2019 and 2018	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2019 and 2018; 33,375,328 shares
outstanding in 2019 and 33,793,709 shares outstanding in 2018	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2019 and 2018	7	7
Additional paid-in capital	175,749	172,220
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,151,646	1,072,456
Accumulated other comprehensive loss	(211)	(182)
Treasury stock; at cost, 7,849,464 shares in 2019
and 7,431,083 shares in 2018	(267,589)	(248,621)
TOTAL STOCKHOLDERS' EQUITY	1,044,556	980,834
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,910,683	$1,924,898

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2019	2018

Cash flows from operating activities:
Net income	$79,216	$152,829
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	86,719	59,184
Deferred taxes	7,145	33,989
Compensation expense related to share-based compensation plans	12,434	9,490
Contingent consideration adjustment	-	(4,703)
Gain on sale of assets	(1,313)	(1,458)
Gain on disposition	-	(113,601)
Changes in operating assets and liabilities:
Restricted investments	(2,192)	(2,454)
Accounts receivable, net	41,000	(44,138)
Prepaid taxes	(4,622)	11,918
Prepaid expenses and other current assets	1,299	438
Other assets	(3,365)	1,572
Accounts payable	(89,800)	8,070
Accrued expenses	2,408	30,952
Non-current liabilities	(225)	4,358
Transaction costs for disposition	-	(5,665)
Net cash provided by operating activities	128,704	140,781

Cash flows from investing activities:
Proceeds from sale of equipment	9,072	4,035
Purchases of property and equipment	(55,616)	(138,847)
Proceeds from the disposition of discontinued operations	19,439	227,986
Cash used in acquisitions	(734)	-
Net cash (used in) provided by investing activities	(27,839)	93,174

Cash flows from financing activities:
Purchase of treasury stock	(24,998)	-
Proceeds from issuance of debt	36,557	118,809
Repayments of long term debt	(79,147)	(107,341)
Stock tendered for payments of withholding taxes	(2,875)	(4,262)
Finance lease payments	(2,206)	(2,181)
Net cash (used in) provided by financing activities	(72,669)	5,025

Effect of exchange rate changes on cash and cash equivalents	(3)	(30)

Net increase in cash and cash equivalents	28,193	238,950
Cash and cash equivalents beginning of period	61,435	28,557
Cash and cash equivalents end of period	$89,628	$267,507

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2019	2018	2019	2018
Intermodal	$539,484	$582,878	$1,618,407	$1,615,453
Truck brokerage	109,543	122,059	334,211	357,013
Logistics	189,470	149,642	586,196	479,940
Dedicated	74,778	78,645	228,622	212,894
Total Revenue	$913,275	$933,224	$2,767,436	$2,665,300

HUB GROUP, INC.
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended, September 30,
			Change	Change
	2019	2018	$	%

Net income from continuing operations	$26,105	$25,764	$341	1.3%

Interest expense	2,780	2,411	369	15.3%

Interest and dividend income	(613)	(340)	(273)	80.3%

Other income, net	(56)	(251)	195	-77.7%

Depreciation and amortization	29,690	20,780	8,910	42.9%

Provision for income taxes	9,030	7,150	1,880	26.3%

EBITDA	$66,936	$55,514	$11,422	20.6%

HUB GROUP, INC.
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Nine Months
	Ended, September 30,
			Change	Change
	2019	2018	$	%

Net income from continuing operations	$79,216	$53,987	$25,229	46.7%

Interest expense	8,526	6,702	1,824	27.2%

Interest and dividend income	(1,581)	(365)	(1,216)	333.2%

Other income, net	14	(20)	34	-170.0%

Depreciation and amortization	86,719	58,552	28,167	48.1%

Provision for income taxes	27,381	16,371	11,010	67.3%

EBITDA	$200,275	$135,227	$65,048	48.1%

HUB GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2019

		% of
	Amount	Revenue
Revenue	$913,275	100.0%

Transportation costs	778,057	85.2%
Settlement of 2016 auto claim liability	(3,000)	-0.3%
Adjusted transportation costs	775,057	84.9%

Adjusted gross margin	138,218	15.1%

Costs and expenses:
Salaries and benefits	59,765	6.5%

General and administrative	30,906	3.4%
Settlement of claims for alleged misclassification of drivers	(4,750)	-0.5%
Consulting project	(700)	-0.1%
Adjusted general and administrative	25,456	2.8%

Depreciation and amortization	7,301	0.8%

Adjusted total costs and expenses	92,522	10.1%

Adjusted operating income	45,696	5.0%

Other income (expense):
Interest expense	(2,780)	-0.3%
Interest and dividend income	613	0.1%
Other, net	56	0.0%
Total other expense	(2,111)	-0.2%

Adjusted income before income taxes	43,585	4.8%

Adjusted provision for income taxes	11,201	1.2%

Adjusted net income	$32,384

Adjusted earnings per share
Basic	$0.98
Diluted	$0.97

Basic weighted average number of shares outstanding	33,034
Diluted weighted average number of shares outstanding	33,265

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745